EX. 10.71

SEPARATION AGREEMENT
CONFIDENTIAL

THIS SEPARATION AGREEMENT (the “Agreement”) made and entered into effective 20 December, 2007, by and between Syntroleum Corporation, a Delaware corporation with its principle place of business at 4322 South 49th West Avenue, Tulsa, OK 74107 (the “Company”) and Richard L. Edmonson, a natural person with his principal residence at 7924 S. Braden Avenue, Tulsa, OK 74136 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Executive became an employee of the Company as of August 16, 2003 (the “Employment Date”) and signed an Employment Agreement dated July 30, 2003 (the “Employment Agreement”); and

WHEREAS, the Executive and the Company wish to modify and amend the Employment Agreement, as provided herein; and

WHEREAS, Executive’s employment with the Company shall be terminated due to a reduction in force; and

WHEREAS, the parties mutually desire to arrange for Executive’s separation from the Company under certain terms; and

WHEREAS, in consideration of the mutual promises contained herein, the parties hereto are willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the premises, the terms and provisions set forth herein, the mutual benefits to be gained by the performance thereof and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Separation and Resignation from Officer Positions.

Effective as of the close of business on December 31, 2007, the Executive will separate his service as an employee of the Company (the “Separation Date”). The Executive agrees to resign any and all director officer, or other positions he holds with the Company or any of its affiliates and/or subsidiaries, and the Executive hereby agrees to sign and deliver the letter included herein Attachment “B”, evidencing his resignation on the Separation Date.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

2. Special Compensation for Waiver and Release.

(A) Waiver & Release. The Executive shall have up to forty-five (45) calendar days to consider whether to sign and return this Agreement to the Company by first class mail, by hand delivery or by scanned document sent via facsimile or electronic mail. In consideration for the Executive’s execution of and compliance with this Agreement, including but not limited to the execution of the Waiver and Release attached hereto as Attachment “A” and Executive’s agreement to respond to casual requests for clarifications and information for a period of two years beginning January 1, 2008, the Company shall provide the Executive consideration as set forth below in this Sections 2, 3(E), 3(F), 3(G) and 4(B). The values of such consideration is in excess of what Executive is otherwise entitled to. This additional consideration is provided subject to the binding execution by the Executive (without revocation) of the Waiver and Release. The Company’s obligation to make any further payments or provide any benefits otherwise due under Sections (2), 3(E), 3(F), 3(G) and 4(B) shall cease only in the event the Executive is in material breach of the terms of this Agreement or the Waiver and Release and fails to cure such breach in a reasonable period of time. No payment shall be made or other benefit described hereunder provided until the expiration of the seven-day revocation period described in the Waiver and Release (the “Effective Waiver Date”).

(B) Separation Payments. Assuming the Waiver and Release has become binding (without revocation) and has been re-affirmed as provided in Section 2(A), the Company agrees to pay the Executive special compensation in the form of a lump sum amount of $422,548.04 (less applicable taxes) payable on December 28, 2007. This provision hereby modifies and supersedes Section 13(d) of the Employment Agreement. This provision provides Executive with a benefit valued in excess of what Executive would have otherwise been entitled to under Section 13(d) of the Employment Agreement prior to it being modified and superseded by this provision.

3. Other Benefits.

(A) Salary. Payable on December 28, 2007, the Company will make a lump sum cash payment to Executive in an amount equal to any salary earned up to the Separation Date from the last regular pay period.

(B) Unused Leave. Payable on December 28, 2007 and subject to any limitations in the Company’s personnel policies, the Company will make a lump sum cash payment to Executive in an amount equal to the hours of unused vacation leave earned up to the Separation Date.

(C) 401(k) Plan. The Executive’s benefits under the Syntroleum 401(k) Plan and any other plan or arrangement of the Company shall be determined and paid in accordance with the terms of such plans without modification. Except as expressly provided, all further benefits provided to the Executive shall cease as of the Separation Date.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

(D) Bonuses. The Executive acknowledges that, in exchange for the benefits granted above under Sections 2 and 3 of this Agreement, the Company shall have no further obligation to pay any bonuses to the Executive based upon services rendered in any years after the Separation Date. The Executive shall be eligible to participate in the bonus for the year 2007.

(E) D&O Insurance. Subject to the Company’s own decision with regard to amounts and insurance providers, the Company will maintain D&O or other insurance coverage and extend same to the Executive, similar to the Company’s then-current executive group, for a period of three (3) years from the Separation Date when possible.

(F) Restrictive Covenants. As a material inducement to the Company to enter into this Agreement, Executive agrees that the restrictive covenants set forth in paragraphs 6, 7, 8, 9, 10, 11 and 12 of the Employment Agreement, originally agreed to by the Executive in entering into the Employment Agreement in exchange for the Company’s provision to the Executive of Trade Secret Information and for other good and valid consideration, remain in full force and effect; provided, however, that, effective the Separation Date, the Company agrees to waive the restrictions set forth in paragraphs 9(a) and 9(b). Notwithstanding the forgoing, the Company does not waive the restrictions on the Executive as set forth in paragraph 9(c) of the Employment Agreement.

(G) Restricted Stock Grant. The Company and Executive acknowledge that they will execute a Restricted Stock Award Agreement contemporaneous with this Separation Agreement covering the award to Executive of 100,000 shares of the Company’s common stock subject to performance vesting requirements. Such Restricted Stock Award Agreement shall remain in effect and binding on the parties notwithstanding the separation of the Executive from the Company.

4. Property of the Company.

(A) All documents, encoded media, and other tangible items provided to Executive by the Company or prepared, generated or created by Executive or others in connection with any business activity of the Company are the property of the Company, and Executive will promptly deliver to the Company all such documents, media and other items in Executive’s possession, including all complete or partial copies, recordings, abstracts, notes or reproductions of any kind made from or about such documents, media, items or information contained therein by the Separation Date. Executive will neither have nor claim any right, title or interest in any trademark, service mark or trade name owned or used by the Company.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

(B) Subject to the necessary and proper procedures of the Company’s Information Technology department for the termination or retirement of any Company employee and the requirement that Company will not be required to purchase any licenses to comply with this paragraph, the Company agrees to transfer ownership of certain listed items to the Executive within 30 days of the Separation Date, or within a reasonable period thereof as required to coordinate with the third party vendors of the Company. The items to be transferred are: (i) mobile phone and associated cell number, and (ii) one laptop computer & peripherals (including basic operating system and business productivity software licenses, keyboard, mouse monitor and docking station) for each. All items are to be provided to the Executive in working order on an “AS IS, WHERE IS” basis.

5. Assistance with Legal Proceedings. The Executive agrees that for a period of three (3) years after the Separation Date, the Executive will furnish such information and proper assistance as may be reasonably necessary in connection with any litigation or other legal proceedings in which the Company or any affiliate or subsidiary is then or may become involved; provided, however, that the parties agree to negotiate a reasonable rate of compensation for any such services. No compensation shall be required for casual requests for clarifications and information for a period of two years beginning January 1, 2008.

6. Nondisparagement. The Company will provide the Executive a mutually agreeable letter of reference; such letter shall be agreed prior to the Separation Date. The Executive agrees to refrain from any criticisms or disparaging comments about the Company or any affiliates (including any current or former officer, director or employee of the Company), and the Executive agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Company or any affiliate or inconsistent with fostering the goodwill of the Company and its affiliates. Likewise, the Company agrees to refrain from any criticisms or disparaging comments about the Executive, and the Company agrees not to take any action, or assist any person in taking any other action, that is adverse to the interests of the Executive or inconsistent with fostering the goodwill of the Executive. Notwithstanding the forgoing, this paragraph imposes no limitation on the Executive’s rights as a shareholder of the Company, or on either party’s rights to enforce this Agreement.

7. Non-Alienation. The Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law. So long as the Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof. Upon the death of the Executive, his executors, administrators, devisees and heirs, in that order, shall have the right to enforce the provisions hereof.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

8. Amendment of Agreement. This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

9. Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.

10. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:

Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, OK 74107-6100

Attention: CEO

Phone: (918) 592-7900
Fax: (918) 592-7979

To the Executive:

Mr. Richard L. Edmonson
7924 S. Braden Ave.
Tulsa, OK 74136

Phone: (918) 728-3315
Fax: (918) 728-3315

All such notices shall be conclusively deemed to be received and shall be effective; (A) if sent by hand delivery, upon receipt, (B) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission or (C) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

11. Tax Withholding.

(A) The Executive shall be responsible for paying any federal, state, city or other required taxes on all benefits received from the Company under this Agreement.

(B) In instances where a taxable event involves options or stock, the taxes will be handled in accordance with the applicable stock option agreement or restricted stock award agreement.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

12. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or part, such invalidity will not affect any otherwise valid provision, and all other valid provisions will remain in full force and effect.

13. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.

14. Titles. The titles and headings preceding the text of the sections and subsections of this Agreement have been inserted solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

15. Drafting. The agreements between the Executive and Company contained herein shall not be construed in favor of or against the other party but shall be construed as if all parties prepared this Agreement.

16. Agreement Not To Be Used As Evidence. This Agreement shall not be admissible as evidence in any proceeding except one in which a party to this Agreement seeks to enforce this Agreement or alleges this Agreement has been breached, or one in which a court or administrative agency of competent jurisdiction orders Executive or the Company to produce this Agreement. If a court or administrative agency orders production of this Agreement or disclosure of the terms of this Agreement is sought, Executive or the Company shall immediately notify the other party of same and shall cooperate with any efforts to obtain a protective order from that court or agency preventing such production or requiring that this Agreement be produced or filed only under seal and that other parties to any such proceedings and their counsel shall not disclose the existence or terms of this Agreement for purposes not related to the proceeding in which this Agreement was ordered to be produced.

17. Governing Law; Venue.

(A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, UNITED STATES OF AMERICA, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF. Subject to Section 17(B) of this Agreement, the Company and the Executive expressly and irrevocably consent and submit to the nonexclusive jurisdiction of any state or federal court sitting in Tulsa County, Oklahoma and agree that, to the fullest extent allowed by law, such Oklahoma state or federal courts shall have jurisdiction over any action, suit or proceeding arising out of or relating to this Agreement. The Company and the Executive each irrevocably waive, to the fullest extent allowed by law, any objection either of them may have to the laying of venue of any such suit, action or proceeding brought in any state or federal court sitting in Tulsa County, Oklahoma based upon a claim that such court is inconvenient or otherwise an objectionable forum. Any process in any action, suit or proceeding arising out of or relating to this Agreement may, among other methods, be served upon the Company or the Executive by delivering it or mailing it to their respective addresses set forth herein. Any such delivery or mail service shall be deemed to have the same force and effect as personal service in the State of Oklahoma.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

(B) Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be addressed exclusively in the following priority order:

(1) Negotiation. The Executive and the Company shall arrange a meeting, at a mutually convenient time by phone or in person, to discuss the issues of each Party and negotiate for a resolution of the dispute. The period of negotiation shall extend no longer than thirty (30) days from the first meeting of the negotiators.

(2) Mediation. If the Parties have failed to resolve the dispute by negotiation, the Parties shall submit to mediation prior to seeking resolution by binding arbitration. The Parties will cooperate with one another in selecting a mediator from the American Arbitration Association panel of neutrals, which shall be requested to promptly schedule the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will each bear their own costs. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the parties, their agents, employees, experts and attorneys, and by the mediator, are expected to be treated as confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the dispute is not resolved within thirty (30) days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the arbitration shall proceed forthwith. The mediation may continue, if the parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

(3) Arbitration. Within five (5) business days of the conclusion of the Parties’ mediation, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by binding arbitration in Tulsa, Oklahoma, before three (3) arbitrators. The arbitration shall be administered by the American Arbitration Association pursuant to its Commercial Rules for Arbitration. The arbitrators’ award may be enforced in Tulsa County District Court, the United States District Court for the Northern District of Oklahoma or in any other court having jurisdiction over the parties. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration, such as a temporary or permanent injunction or restraining order to prevent a continuing harm to a Party, from a court of appropriate jurisdiction. The Parties covenant that they will participate in the arbitration in good faith, and that they will each bear their own costs. The provisions of this clause may be enforced by any court of competent jurisdiction, and the Party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorneys’ fees, to be paid by the Party against whom enforcement is ordered.

(4) The Parties agree that the dispute resolution priority set forth herein is a material term of this agreement and that the damages for failure to comply with the dispute resolution priority are and would be difficult to measure. Consequently, the Parties agree that in the event a Party elects to ignore the dispute resolution priority order requirements set forth in this Section 17(B), the Party making the election shall be obligated for all (internal and external) costs, fees and expenses, including attorneys’ fees, of the other Party, regardless of how the dispute is ultimately decided. In other words, any Party electing to forego the dispute resolution priority in Section 17(B) also elects to pay the fees, costs and expenses of the other Party even if the electing Party ultimately prevails. The dispute resolution priority order requirement specified in this Section 17(B) may be amended, modified, or waived only upon the agreement, in writing, of the Parties.

18. Remedies. In the event of any material breach by either party of any of the provisions of this Agreement and in the event such material breach is not cured by the breaching party within ten (10) days after notice from the non-breaching party, the non-breaching party, in addition to any other rights, remedies or damages available at law or in equity, shall be entitled:

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

(A) to injunctive relief enjoining and restraining any such material breach by the breaching party, in addition to any other award of damages to which may be entitled, and

(B) to recover from the breaching party all costs and expenses, including reasonable attorney’s fees, incurred by the non-breaching party, its successors or assigns as a consequence of any such breach.

19. Entire Agreement. This Agreement, together with Attachments A and B constitute the entire agreement of the parties with respect to the subject matter hereof, and expressly supersedes the Employment Agreement, except as expressly provided herein.

20. 409A Compliance. The parties acknowledge that all payments and benefits provided under this Agreement are intended to meet the requirements and restrictions of the nonqualified deferred compensation rules contained in Section 409A of the Internal Revenue Code of 1986, as amended (to the extent applicable thereto).

IN WITNESS WHEREOF, the parties have executed this Agreement in multiple counterparts, all of which shall constitute one agreement, effective as of the date and year first above written.

SYNTROLEUM CORPORATION

By: /s/ Edward G. Roth
Edward G. Roth
Chief Executive Officer

EXECUTIVE

By: /s/ Richard L. Edmonson
Richard L. Edmonson

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

Attachment “A”

SYNTROLEUM CORPORATION
Waiver And Release

Syntroleum Corporation has offered to pay me certain severance benefits (the “Benefits”) under the Separation Agreement, dated as of December 19, 2007 (the “Separation Agreement”), which Separation Agreement includes benefits to which I am not otherwise entitled. These Benefits were offered to me in exchange for my agreement, among other things, to waive all of my claims against and release Syntroleum Corporation and its predecessors, successors and assigns (collectively referred to as the “Company”), all of the affiliates (including parents and subsidiaries) of the Company (collectively referred to as the “Affiliates”) and the Company’s and Affiliates’ directors and officers, employees and agents, insurers, employee benefit plans and the fiduciaries and agents of said plans (collectively, with the Company and Affiliates, referred to as the “Corporate Group”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from the Company or the Affiliates; provided, however, that this Waiver and Release shall not apply to any claim or cause of action to enforce or interpret any provision contained in the Separtion Agreement that may arise after the date this Waiver and Release is executed. I have read this Waiver and Release, the attached demographic information and the Separation Agreement, including the attachments thereto (all of which I received together and which, together, are referred to herein as the “Separation Agreement Materials”) and they are incorporated herein by reference. I choose to accept this offer.

I understand that signing this Waiver and Release is an important legal act. I acknowledge that the Company has advised me in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for Benefits, I must sign (and return to Stephani Britton, HR Manager) this Waiver and Release before 5 p.m. on February 3, 2008. I acknowledge that I have been given sufficient time to consider whether to sign the Separation Agreement and whether to execute this Waiver and Release.

In exchange for the payment to me of Benefits, which are in addition to any remuneration or benefits to which I am already entitled, I, among other things, (1) agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from the Company or the Affiliates, and (2) knowingly and voluntarily waive all claims and release the Corporate Group from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from the Company or the Affiliates.1 This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“ADEA”); the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990 (“ADA”); the Energy Reorganization Act, as amended, 42 U.S.C. ss 5851; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Occupational Safety and Health Act; claims in connection with workers’ compensation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law. Further, I expressly represent that no promise or agreement which is not expressed in the Separation Agreement Materials has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company, any of the Affiliates or any other member of the Corporate Group or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me.

[1]
Nothing in this Waiver and Release or the Separation Agreement should be construed as a waiver of my rights vested under the terms of employee benefit plans sponsored by the Company or the Affiliates or with respect to such rights or claims as may arise after the date this Waiver and Release is executed. Additionally, I am not waiving any rights that I may have under the Family and Medical Leave Act of 1993 or the Fair Labor Standards Act. Furthermore, although I waive all rights to recovery of any compensation or benefits that I might be entitled to as a result of filing charges or claims with the Equal Employment Opportunity Commission, the National Labor Relations Board and the Oklahoma Human Rights Commission, I am not giving up any right that I may have to file charges or claims with these governmental agencies. Finally, I am not waiving any rights that cannot by law be released by private agreement.

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

I acknowledge that payment of Benefits to me by the Company is not an admission by the Company or any other member of the Corporate Group that they engaged in any wrongful or unlawful act or that the Company or any member of the Corporate Group violated any federal or state law or regulation.

Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release and the other Separation Agreement Materials set forth the entire understanding and agreement between me and the Company or any other member of the Corporate Group concerning the subject matter of this Waiver and Release and supersede any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or any other member of the Corporate Group. I understand that for a period of 7 calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of the offer, provided that my written statement of revocation is received on or before that seventh day by Stephani Britton, HR Manager, Syntroleum Corporation, 4322 South 49th West Avenue, Tulsa, Oklahoma 74107, facsimile number:  (918) 592-7979, in which case the Waiver and Release will not become effective. In the event I revoke my acceptance of this offer, the Company shall have no obligation to provide me Benefits. I understand that failure to revoke my acceptance of the offer within 7 calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.

I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

Company or any other member of the Corporate Group which occur after the date of the execution of this Waiver and Release.

/s/ Richard L. Edmonson
Richard L. Edmonson

/s/ Gary Roth
Executive’s Signature

Executive’s Signature Date

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

SCHEDULE 1 TO ATTACHMENT A

As noted in the Separation Agreement, your employment with the Company is ending due to a reduction in force. You were selected for dismissal under the reduction in force program because the Company decided that it needed to eliminate positions in order to reduce its labor cost and that your position is not critical to the continued operation of the Company.

The following demographic information is provided to the Executive for review and consideration in connection with signing the WAIVER AND RELEASE, included as Attachment A to the Separation Agreement. This list represents the job titles and ages of all employees within the Company who have been dismissed as a result of the reduction in force and offered the separation benefits described in exchange for signing a release. Those employees are as follows:

Title	Age
Executive Assistant	52
VP – Investor Relations	41
Business Dev. Analyst II	32
Director – Special Projects	60
Administrative Assistant	33
Sr. Counsel/Govt. Affairs Manager	36
Chairman/Chief Research Officer	50
Technical Director	53
Sr. VP/General Counsel/Corp. Secretary	56
Manager – Catalyst Testing	58
Sr. Lab Tech I	47
Manager-Analytical/Catalyst Laboratory	37
Sr. Research Chemist	62
Chemist I	44
Lab Supervisor	45
Chemist II	36
Chemist I	48
Chemist III	32
Manager – Facilities Maintenance	46
Manager – Network Services	31
Communications & Security Administrator	60
Administrative Assistant	24

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

The following demographic information is provided to the Employee for review and consideration in connection with signing the waiver and release, included as Attachment A to the Separation Agreement. This list represents the job titles and ages of all current employees within the Company who have not been dismissed as part of the reduction in force and who have not been offered the separation benefits described in exchange for signing a release. Those employees are as follows:

Title	Age
Sr. Process Engineer II	42
Sr. VP Business Development	53
HR Manager/Sr. Accountant	41
Process Engineer	37
Controller	28
Executive Assistant	41
Sr. Project Engineer	59
Sr. VP & Principal Financial Officer	56
Manager – Process Engineering	49
Sr. Process Engineer II	30
Engineering Administrative Assistant	58
Sr. CAD Operator	55
Process Engineer II	23
Sr. Process Engineer II	34
President/Chief Operating Officer	50
Sr. Research Engineer II	40
Sr. Process Engineer II	34
Director – Project Engineering	47
Sr. VP – Finance	43
Chief Executive Officer	60
Process Engineer II	29
Manager – Facilities Operations	50
Operations Supervisor	53

Richard L. Edmonson
Separation Agreement

CONFIDENTIAL

Attachment “B”

December 31, 2007

Syntroleum Corporation
4322 South 49th West Avenue
Tulsa, Oklahoma 74107

Attn.: Secretary of the Corporation

Re:	Confirmation of resignation from all positions and offices held in Syntroleum Corporation, and all of its affiliates and/or subsidiaries

Dear Sir/Madam:

By affixing my signature to this letter, I hereby resign from any and all positions and/or offices previously held in Syntroleum Corporation, all of its affiliates and/or subsidiaries that are in existence as of the date of this correspondence. My resignation includes, without limitation, any position as an officer, agent, or trustee in any of the entities of Syntroleum Corporation (its affiliates and/or subsidiaries). This resignation shall become effective as of the Separation Date as stated in the Separation Agreement.

Sincerely,

Richard L. Edmonson